Exhibit 99.1
Contact:
Kearstin Patterson
Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Presents Promising Pre-Clinical Sports Medicine Data at the 2010 ORS Meeting

Data demonstrates rhPDGF-BB, in combination with tissue specific matrix materials, promotes healing in Achilles and Rotator Cuff tears

Franklin, Tenn. – March 9, 2010 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced pre-clinical data the Company will present at 1:15 CST today at the 2010 Orthopedic Research Society (ORS) meeting in New Orleans.  The Company’s sports medicine team will present results of two pre-clinical studies demonstrating that rhPDGF-BB, in combination with tissue specific matrix materials, promotes healing in tendon-tendon and tendon-bone injuries.   In addition, in vitro data demonstrating rhPDGF-BB’s ability to stimulate tenocytes (tendon cells) will also be presented.

The effects of rhPDGF-BB on tendon-tendon and tendon-bone repair were evaluated in sheep in collaboration with investigators from Colorado State University.  For tendon-tendon repair, an acute Achilles transection model was utilized combining rhPDGF-BB with a flowable collagen matrix.   This combination improved the biomechanical properties of the repair tissue, as measured by a 57% increase in the load at which the repaired tendon failed, and no safety issues were reported.  In a tendon-bone model of rotator cuff repair, rhPDGF-BB was combined with a collagen mesh and demonstrated a significant 63% increase in the load at failure of the repair as compared to fixation alone.  Histological outcomes in both studies were supportive of the biomechanical enhancement, which further demonstrate rhPDGF-BB’s ability to positively influence the tendon healing.

In a third study, conducted by Dr. Lew Schon, professor of orthopedic surgery at Johns Hopkins and director of foot and ankle at Baltimore’s Union Memorial Hospital, Dr. Schon demonstrated that both normal and diseased tenocytes respond favorably to rhPDGF-BB.  Tenocytes are cells responsible, in large part, for generating the healing response within tendons.  These cells were harvested from consenting clinical patients and then exposed to rhPDGF-BB. Cells from both healthy and diseased tendons increased in number and improved their ability to migrate.  These results suggest that tenocytes respond to rhPDGF-BB in a clinically favorable manner.

“We believe these results, as well as the excellent safety profile of rhPDGF-BB, provide strong support for initiating clinical trials of rhPDGF-BB in sports medicine applications,” said Dr. Samuel Lynch president and CEO of  BioMimetic Therapeutics.  “Tendons heal slowly and often poorly.  Currently, there are limited treatment options to promote healing and alleviate pain from acute and chronic tendon injuries.  These preclinical data reported in sports medicine, combined with the recently reported positive   results from the Augment pivotal trial in foot and ankle fusions, provide further support for the safety and effectiveness of BioMimetic’s rhPDGF-BB platform technology.  Furthermore, the positive data reported in sports medicine and bone healing applications continue to demonstrate the broad market potential for BioMimetic’s rhPDGF-BB technology platform in the field of orthopedic tissue regeneration.”

Dr. Joshua S. Dines, BioMimetic research collaborator and orthopedic surgeon, sports medicine and shoulder service at The Hospital for Special Surgery in New York City, will also present the newly released pre-clinical data at BioMimetic’s Annual Investor and Analyst Meeting on Thursday, March 11, 2010 at 5:00 p.m. CST.  The meeting will take place at the Windsor Court Hotel New Orleans in La Chinoiserie B.  Please contact BioMimetic’s corporate communications department to RSVP for the meeting.

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic form of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and ongoing clinical trials with its product candidates Augment™ Bone Graft and Augment™ Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment as an alternative to the use of autograft in foot and ankle fusion indications in Canada. In February 2010, the Company submitted its Pre-Marketing Approval (PMA) application to the FDA for the approval of Augment Bone Graft.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

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